EXHIBIT 21.1

Subsidiaries of the Company

Name	State of Other Jurisdiction of Incorporation	Other Name, if Any, the Subsidiary Does Business Under
Bow Steel Corporation	Delaware	RTI Connecticut
Nati Gas Company	Ohio
New Century Metals, Inc.	Ohio
New Century Metals Southeast, Inc.	Delaware	RTI LA
Remmele Holding, Inc.	Delaware
RTI - Reamet, S.A.S.	France
RMI Delaware, Inc.	Delaware
RMI Titanium Company	Ohio	RTI Niles; RTI Alloys
RTI Advanced Forming, Inc.	Missouri	RTI Tradco
RTI Advanced Forming, Ltd.	United Kingdom
RTI Capital, LLC	Delaware
RTI Claro Inc.	Quebec
RTI Directed Manufacturing, Inc.	California
RTI Extrusions, Inc.	Ohio	RTI Fabrication
RTI Extrusions Europe [Holdings] Limited	United Kingdom
RTI Extrusions Europe Limited	United Kingdom
RTI Finance Corp.	Ohio
RTI Hamilton, Inc.	Ohio
RTI Hermitage, Inc.	Ohio
RTI Energy Systems, Inc.	Ohio
RTI Europe Ltd.	United Kingdom
RTI Fabrication and Distribution, Inc.	Ohio
RTI International Metals Ltd.	United Kingdom
RTI Martinsville, Inc.	Ohio
RTI Remmele Engineering, Inc.	Minnesota
RTI Remmele Medical, Inc.	Minnesota